Exhibit 99.1

For More Information contact:
-----------------------------
James Oliviero
KSW, Inc.
(718) 340-1409
joliviero@ksww.com


                              FOR IMMEDIATE RELEASE
                              ---------------------

                                   KSW, INC.'S
                        CEO ADOPTS PERSONAL TRADING PLAN


Long Island City, New York--March 14, 2006-KSW, Inc. (Over-the-Counter Bulletin
Board: KSWW.OB) today announces that Floyd Warkol, its Chairman of the Board and Chief Executive Officer, has adopted a personal trading plan, in compliance with Securities Exchange Act Rule 10b5-1, to exercise stock options granted in 1995 under the Company's Employee Stock Option Plan, and to sell a limited number of shares over a period of two years. Under the terms of the plan, Mr. Warkol may exercise up to 200,000 options, and sell up to a total of 400,000 shares.

Mr. Warkol, who has been Chairman of the Board and Chief Executive Officer since 1995, has never personally sold any shares of the Company's stock. A Charitable Foundation that he controls has donated and sold a total of 20,000 shares for charitable purposes.

Mr. Warkol commented that "This program allows me to liquefy a modest portion of my KSW stock for diversification and estate planning purposes. I will continue to hold a substantial position in KSW as I believe strongly in our business and prospects for continued growth and profitability. I look forward to being part of the management that delivers those results."

This selling program, which will be managed by Morgan Stanley, is based on the Securities and Exchange Commission's Rule 10b5-1, which protects company executives from possible claims of insider trading by permitting executives to buy or sell a predetermined amount of their company's shares, as set forth in a planned acquisition or divestiture program which was adopted when the insider did not possess any material non-public information.

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About KSW

KSW, Inc. through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc. furnishes and installs heating, ventilating and air conditioning
(HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects. KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as Weill Cornell Medical Center.


Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "should", "will" or other similar words or phrases. Such forward-looking statements concerning management's expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectation of the Company include, among others, the outcome of the year end audit and further internal review of the Company's historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.